Exhibit 15.1

Tel: +61 7 3237 5999 Fax: +61 7 3221 9227 www.bdo.com.au	Level 18, 360 Queen Street Brisbane QLD 4000 GPO Box 457 Brisbane QLD 4001 Australia

Accountants’ Consents – Financial Statements are

Incorporated by Reference in a Registration Statement

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form 20-F of our reports dated 23 October 2025 relating to the consolidated financial statements of Australian Oilseeds Holdings Limited (the Company) appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2026.

BDO Audit Pty Ltd

Brisbane, Australia

November 3, 2026

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.